Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ZS Pharma, Inc. 2015 Employee Stock Purchase Plan of our report dated March 13, 2015, with respect to the financial statements of ZS Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Dallas, Texas

July 21, 2015

/s/Ernst & Young LLP